NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the annual and special meeting of the shareholders of Russel Metals Inc. (the “Company”) will be held in the Ketchum Room, The Toronto Board of Trade, 1 First Canadian Place, 3rd Floor, Toronto, Ontario at 4:30 o’clock in the afternoon (Toronto time) on Monday, April 26, 2004 for the following purposes:

1.	To consider and, if thought fit, to pass, with or without variation, a special resolution (in the form annexed as Exhibit A to the Management Proxy Circular bearing this date and distributed herewith) to amend the articles of the Company to adopt the French form of name, “Métaux Russel Inc.”;

2.	To consider and, if thought fit, to pass, with or without variation, a special resolution (in the form annexed as Exhibit B to the Management Proxy Circular bearing this date and distributed herewith) to amend the articles of the Company to enable the directors of the Company to appoint one or more additional directors of the Company between meetings of shareholders;

3.	To consider and, if thought fit, to pass, with or without variation, an ordinary resolution (in the form annexed as Exhibit C to the Management Proxy Circular bearing this date and distributed herewith) confirming By-law 1 of the Company, being a by-law relating generally to the conduct of the affairs of the Company and which repeals and replaces all of the other by-laws of the Company, with the exception of By-law No. 58. By-law No. 58 is a general borrowing by-law;

4.	To receive and consider the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2003 together with the report of the auditors thereon;

5.	To elect directors;

6.	To appoint auditors and to authorize the directors to fix their remuneration; and

7.	To transact such further or other business as may properly come before the meeting or any postponement or adjournment thereof.

By Order of the Board,

/s/	WILLIAM M. O’REILLY,
Secretary

Mississauga, Ontario
March 5, 2004
NOTE:

Shareholders who are unable to be present personally at the meeting are requested to sign and return, in the envelope provided for that purpose, the accompanying form of proxy for use at the meeting. Proxies to be used at the meeting must be deposited with the Company or with CIBC Mellon Trust Company not less than 24 hours preceding the meeting or any postponement or adjournment thereof.